EAGLE LAKE LABS RESELLER AGREEMENT

This Reseller Agreement (the "Agreement") is made and entered into by and between Eagle Lake Laboratories, Inc., a Florida corporation whose principal place of business is 2475 Palm Bay Road NE, Suite 120, Palm Bay, Florida ("Eagle Lake Laboratories, Inc."), and Sollensys Corp ("SOLS") (each a "Party," collectively the "Parties").

WHEREAS Eagle Lake Laboratories, Inc. desires to utilize SOLS as a reseller of the Services; and

WHEREAS, SOLS desires to become a reseller of the Eagle Lake Laboratories, Inc. Services.

NOW THEREFORE, in consideration of the mutual covenants, agreements and warranties set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Eagle Lake Laboratories, Inc. and SOLS agree as follows:

1. Appointment.

Subject to and in accordance with the terms and conditions of this Agreement, Eagle Lake Laboratories, Inc. hereby appoints SOLS as a nonexclusive reseller of the Eagle Lake Laboratories, Inc. Services. In connection with such an appointment, Eagle Lake Laboratories, Inc. hereby grants to SOLS a nonexclusive, nontransferable right to market and otherwise promote the products of Eagle Lake Laboratories, Inc.

SOLS agrees to use its best efforts to solicit orders from interested parties for Eagle Lake Laboratories, Inc. Services, refer such parties to Eagle Lake Laboratories, Inc. for potential enrollment in one or more Eagle Lake Laboratories, Inc. Services, secure channel partners, distributors and to resell the Eagle Lake Laboratories, Inc. Services to industry, government entities, quasi-governmental agencies, nonprofit organizations, and non-governmental organizations ("NGOs") in the U.S. and the ROTW.

1.1. No Delegation.

Notwithstanding the foregoing, the rights, duties and/or obligations of SOLS under this Agreement may be exercised and/or performed by SOLS and any of SOLS's affiliates, agents, subsidiaries, partners, advisers, consultants or joint venture partners (collectively the "SOLS Affiliates"). SOLS will be responsible for the exercise and performance of its rights, duties and obligations taken by the SOLS Affiliates to the same extent as if such actions had been taken by SOLS directly. SOLS will, in its sole discretion, ensure that all authorized SOLS Affiliates performing such obligations are properly qualified and experienced to perform the same.

2. Fees and Payment Terms.

Eagle Lake Laboratories, Inc. shall provide SOLS a base cost for all Services sold through SOLS and a suggested retail price for the customer. SOLS may, in its sole discretion, use the suggested retail price or increase the base cost (the "Markup Price").

2.2. Payment Terms.

Eagle Lake Laboratories, Inc. agrees to extend credit as needed and reasonable to provide inventory to SOLS. Credit terms may extend to up to 90 days on a case-by-case basis without penalty.

3. SOLS Obligations.

3.1. Promotional Materials.

SOLS will restrict use of promotional materials to those furnished and/or approved by Eagle Lake Laboratories, Inc. SOLS agrees not to present any promotional material to any potential client that has not been approved by Eagle Lake Laboratories, Inc.

3.2. Sales and Referral Efforts.

SOLS shall use its best efforts to refer to solicit orders from organizations interested in purchasing the Eagle Lake Laboratories, Inc. Services (the "Prospects").

5. Term and Termination.

5.1. Termination by Eagle Lake Laboratories, Inc.

Eagle Lake Laboratories, Inc. may terminate this Agreement by providing written notice to SOLS of a material breach of the Agreement. SOLS will be given a period of 120 days to cure any such material breach.

5.2. Termination by SOLS.

SOLS may terminate this agreement at any time by providing thirty days written notice to Eagle Lake Laboratories, Inc.

6. Mutual.

Each Party represents and warrants to the other that: (i) it has full power and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) no authorization or approval from any third Party is required in connection with such Party's execution, delivery or performance of this Agreement; and (iii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

7. Representations and Warranties of the Parties.

SOLS represents and warrants to Eagle Lake Laboratories, Inc. that: (i) SOLS will conduct its business at all times in a manner that reflects favorably on the goodwill and reputation of Eagle Lake Laboratories, Inc. and will not engage in any illegal or unethical business practices; and (ii) all representations and statements made by SOLS in this Agreement, or in any other document relating hereto by SOLS or on SOLS's behalf, are true, accurate and complete in all material respects.

Eagle Lake Laboratories, Inc. represents and warrants to SOLS that: (i) Eagle Lake Laboratories, Inc. will conduct its business at all times in a manner that reflects favorably on the goodwill and reputation of

SOLS and will not engage in any illegal or unethical business practices; and (ii) all representations and statements made by Eagle Lake Laboratories, Inc. in this Agreement, or in any other document relating hereto by Eagle Lake Laboratories, Inc. or on Eagle Lake Laboratories, Inc.'s behalf, are true, accurate and complete in all material respects.

8. Territory.

This Agreement authorizes SOLS to solicit new business on behalf of Eagle Lake Laboratories, Inc. anywhere within the United States of America and the rest of the world.

9. Intellectual Property.

9.1. Eagle Lake Laboratories, Inc.

The Parties agree that Eagle Lake Laboratories, Inc. owns and retains all right, title and interest in and to the Eagle Lake Laboratories, Inc. marks, the Eagle Lake Laboratories, Inc. Web Site, the Eagle Lake Laboratories, Inc. services, the co-branded pages (as applicable), all content and documentation furnished to BL by Eagle Lake Laboratories, Inc. hereunder, and the Eagle Lake Laboratories, Inc. technology. No title to or ownership of any of the foregoing is granted or otherwise transferred to SOLS or any other entity or person under this Agreement. SOLS shall not reverse engineer, disassemble, decompile or otherwise attempt to discover the source code or trade secrets for any of the Eagle Lake Laboratories, Inc. services or related technology.

10. Confidentiality and Nondisclosure and Non Circumvention.

Each Party that receives information (the "Receiving Party") from the other Party (the "Disclosing Party") agrees to use reasonable best efforts to protect all non-public information and know-how of the Disclosing Party that is either designated as proprietary and/or confidential or that, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"), and in any event, to take precautions at least as great as those taken to protect its own Confidential Information of a similar nature. Each Party agrees that the terms and conditions of this Agreement will be Confidential Information, provided that each Party may disclose the terms and conditions of this Agreement to its immediate legal, business advisors and financial consultants in the ordinary course of its business as well as for reporting purposes under any applicable securities laws or regulations. If this agreement is terminated by either party, for any reason, SOLS agrees to not compete in any way with Eagle Lake Labs on its existing products.

11. Exclusions.

The foregoing restrictions will not apply to any information that: (i) the Receiving Party can document it had in its possession prior to disclosure by the Disclosing Party; (ii) was in or entered the public domain through no fault of the Receiving Party; (ii) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (iv) is required to be disclosed by governmental or judicial order, requested in response to legal or governmental inquiries, or disclosed in connection with judicial and/or arbitral proceedings between the Parties, in which case the Party so requested shall give the other Party prompt written notice and use commercially reasonable efforts to ensure that such disclosure is accorded confidential treatment; or (v) the Receiving Party can document was independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party. Upon request of the Disclosing Party, the Receiving Party will return to the other all materials, in any medium, that contain, embody, reflect or reference all or any part of any

Confidential Information of the other Party. Each Party acknowledges that breach of this provision by it may result in irreparable harm to the other Party, for which money damages may be an insufficient remedy, and therefore that the other Party will be entitled to seek injunctive relief to enforce the provisions of this Section 11.

12. **General Provisions.**

12.1. Publicity. The Parties may work together to issue publicity and general marketing communications concerning their relationship and other mutually agreed-upon matters, provided, however, that neither Party will have any obligation to do so. Neither Party nor any of its affiliates will issue any press release or general marketing communications concerning this relationship without the prior written consent of the other Party.

12.2. Relationship of the Parties.

The parties are independent contractors and nothing in this Agreement shall make them joint venture partners, partners, employees, agents or other representatives of the other Party. Neither Party shall make any representation that suggests otherwise.

12.3. Severability.

Headings. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision, which most closely approximates the intent and economic effect of the invalid provision. Headings are used for convenience of reference only and in no way define, limit, construe or describe the scope or extent of any section, or in any way affect this Agreement.

12.4. Waiver.

The failure of any Party to insist on or enforce strict performance of any provision of this Agreement or to exercise any right or remedy under this Agreement or applicable law will not be construed as a waiver or relinquishment to any extent of the right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.

12.5. Force Majeure.

Neither Party will be liable for any losses arising out of the delay or interruption of its performance of obligations under the Agreement due to any acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications, utility, Internet services or network provider services, acts or omissions of a third party, provided that the Party delayed will provide the other Party notice of any such delay or interruption as soon as reasonably practicable, will use commercially reasonable efforts to minimize any delays or interruptions resulting from the Force Majeure event and in no event will any failure to pay any monetary sum due under this Agreement be excused for any Force Majeure event.

13. Entire Agreement.

This Agreement sets forth the entire understanding and agreement of the Parties, and supersedes any and all prior or contemporaneous oral or written agreements or understandings between the parties, as to the

subject matter of this Agreement.

The Reseller Agreement shall be effective once both parties have signed.

On Behalf of Eagle Lake Laboratories, Inc.

By: *Donald M Beavers* Dated: 08/20/2020

Donald Beavers, CEO
Eagle Lake Laboratories, Inc.

On Behalf of Sollensys Corp

By: *Donald M Beavers* Dated: 08/20/2020

Donald Beavers, CEO
Sollensys Corp